Liberator Medical Reports Revenue of $16.7 Million for Its Second Fiscal Quarter Ended March 31, 2013

The Company Reports Net Income of $1.4 Million for the Quarter

STUART, FL — (Marketwire) — 05/16/13 — Liberator Medical Holdings, Inc. (OTCBB: LBMH) today announced the financial results for its second fiscal quarter ended March 31, 2013. Sales for the three months ended March 31, 2013, increased by $2,064,000, or 14.1%, to $16,734,000, compared with sales of $14,670,000 for the three months ended March 31, 2012. Sales for the six months ended March 31, 2013, increased by $4,819,000, or 16.4%, to $34,285,000, compared with sales of $29,466,000 for the six months ended March 31, 2012.

Second Fiscal Quarter 2013 Financial Highlights

•	Revenue of $16.7 million, an increase of 14.1% over last year's second quarter
•	Operating margins increased to 14.1% of sales compared with 7.7% a year ago
•	Net income of $1.4 million, or $0.03 per share, compared with net income of $0.7 million, or $0.01 per share, for the second quarter last year
•	Cash generated from operations of $4.1 million for the six months ended March 31, 2013, an increase of $3.2 million compared with the six months ended March 31, 2012
•	As of March 31, 2013, the Company had $7.0 million of cash and $4.3 million available from its credit line facility

Income from operations for the three months ended March 31, 2013, increased by $1,220,000, or 107.2%, to $2,358,000, compared with the three months ended March 31, 2012. For the six months ended March 31, 2013, income from operations increased by $2,699,000, or 140.8%, to $4,616,000, compared with the six months ended March 31, 2012.

Net income for the three months ended March 31, 2013 was $1,420,000 as compared to $670,000 for the three months ended March 31, 2012, representing an increase of 112%. Net income for the six months ended March 31, 2013 was $2,772,000 as compared to $1,124,000 for the six months ended March 31, 2012, representing an increase of 147%.

On April 3, 2013, the Company's Board of Directors approved a cash dividend of $0.02 per common share to its shareholders. On May 6, 2013, the Company paid $1.0 million in cash dividends, or $0.02 per common share, to all shareholders of record as of the close of business on April 22, 2013. The Company's policy is to pay a sustainable quarterly dividend to its shareholders. The Company's Board of Directors will evaluate on a quarterly basis the amount and timing of future dividends based on the Company's operating results, financial condition, capital requirements and general business conditions. The amount and timing of any future dividends may vary, and the payment of any dividend does not assure that the Company will be able to pay dividends in the future.

Mark Libratore, the Company's President and CEO, commented, "We continue to manage the level of our direct response advertising spend to maximize profitability and cash flows for fiscal year 2013. During the first half of fiscal year 2013, we increased our sales by 16%, improved our operating margins to 13.4% of sales, and generated $4.1 million in operating cash flows for the first six months of fiscal year 2013 compared with the first six months of fiscal year 2012. We expect to continue to increase our operating margins and cash flows during the second half of fiscal year 2013 compared with fiscal year 2012."

Stay up-to-date with current events by visiting Liberator Medical's website atwww.liberatormedical.com or by joining the Company's E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2013 (unaudited) and September 30, 2012

(In thousands, except dollar per share amounts)

	March 31,	September 30,
	2013	2012
Assets
Current Assets:
Cash	$7,035	$3,326
Accounts receivable, net of allowance of $4,958 and $5,044, respectively	8,834	10,365
Inventory, net of allowance for obsolete inventory of $413 and $310, respectively	2,297	2,627
Deferred taxes, current portion	2,356	2,254
Prepaid and other current assets	413	287
Total Current Assets	20,935	18,859
Property and equipment, net of accumulated depreciation of $3,191 and $2,888, respectively	1,294	1,250
Deferred advertising	22,996	22,426
Intangible assets, net of accumulated amortization of $125 and $91, respectively	250	239
Other assets	101	88
Total Assets	$45,576	$42,862

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$4,453	$6,537
Accrued liabilities	1,640	1,221
Other current liabilities	99	92
Total Current Liabilities	6,192	7,850
Deferred tax liability	6,998	5,421
Credit line facility	2,500	2,500
Other long-term liabilities	89	132
Total Liabilities	15,779	15,903

Stockholders' Equity:
Common stock, $.001 par value, 200,000 shares authorized, 48,266 and 48,232 shares issued, respectively; 48,177 and 48,143 shares outstanding at March 31, 2013, and September 30, 2012, respectively	48	48
Additional paid-in capital	34,773	34,707
Accumulated deficit	(4,974)	(7,746)
Treasury stock, at cost; 89 shares at March 31, 2013, and September 30, 2012	(50)	(50)
Total Stockholders' Equity	29,797	26,959
Total Liabilities and Stockholders' Equity	$45,576	$42,862

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three and six months ended March 31, 2013 and 2012

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Sales	$16,734	$14,670	$34,285	$29,466

Cost of Sales	6,000	5,687	12,574	11,690

Gross Profit	10,734	8,983	21,711	17,776

Operating Expenses
Payroll, taxes and benefits	3,666	3,577	7,509	7,041
Advertising	2,269	1,972	4,471	3,940
Bad debts	1,167	843	2,445	1,973
Depreciation and amortization	174	210	338	409
General and administrative	1,100	1,243	2,332	2,496
Total Operating Expenses	8,376	7,845	17,095	15,859

Income from Operations	2,358	1,138	4,616	1,917

Other Expense
Interest expense	(21)	(20)	(42)	(32)
Total Other Expense	(21)	(20)	(42)	(32)

Income before Income Taxes	2,337	1,118	4,574	1,885

Provision for Income Taxes	917	448	1,802	761

Net Income	$1,420	$670	$2,772	$1,124

Basic earnings per share:
Weighted average shares outstanding	48,177	48,088	48,162	48,073
Earnings per share	$0.03	$0.01	$0.06	$0.02

Diluted earnings per share:
Weighted average shares outstanding	52,277	52,285	52,214	52,286
Earnings per share	$0.03	$0.01	$0.05	$0.02

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended March 31, 2013 and 2012

(Unaudited)

(in thousands)

	Six Months Ended
	March 31,
	2013	2012
Cash flow from operating activities:
Net Income	$2,772	$1,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,708	4,262
Equity based compensation	47	81
Provision for doubtful accounts and contractual adjustments	2,479	1,994
Deferred income taxes	1,476	743
Reserve for inventory obsolescence	103	111
Changes in operating assets and liabilities:
Accounts receivable	(948)	(2,891)
Deferred advertising	(4,940)	(5,558)
Inventory	227	141
Other assets	(164)	(72)
Accounts payable	(2,084)	974
Accrued liabilities	395	(13)
Other liabilities	(1)	(51)
Net Cash Flow Provided by Operating Activities	4,070	845

Cash flow from investing activities:
Purchase of property and equipment	(347)	(101)
Net Cash Flow Used in Investing Activities	(347)	(101)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	42	41
Proceeds from credit line facility	-	1,000
Costs associated with credit line facility	(21)	(21)
Payments of debt and capital lease obligations	(35)	(13)
Net Cash Flow Provided by (Used in) Financing Activities	(14)	1,007

Net increase in cash	3,709	1,751

Cash at beginning of period	3,326	3,016
Cash at end of period	$7,035	$4,767

Supplemental disclosure of cash flow information:
Cash paid for interest	$42	$31
Cash paid for income taxes	$47	$-

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowing	$-	$18

See accompanying notes to unaudited condensed consolidated financial statements.

Contacts:

Individual Investor Relations Contact
WSR Communications
772-219-7525
IR@WSRcommunications.com
http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact
Lyn Davis
Littlebanc Advisors, LLC
561-948-3005
ld@littlebanc.com
www.littlebanc.com

Source: Liberator Medical Holdings, Inc.

Released May 16, 2013